                                                                    EXHIBIT 99.1

[NOVO NETWORKS LOGO]                                           NEWS ANNOUNCEMENT


Contact:
Chad E. Coben                                     Stewart Lewack, Joseph Jaffoni
Novo Networks, Inc.                               Jaffoni & Collins Incorporated
214/777-4100 ccoben@novonetworks.net              212/835-8500; novo@jcir.com

                NOVO NETWORKS' SECOND QUARTER REVENUES RISE 47%
                                TO $20.6 MILLION


DALLAS, Texas, February 14, 2001 - Novo Networks (Nasdaq:NVNW), a broadband network and communications services company, today announced financial results for the three- and six-month periods ending December 31, 2000.

Revenues for the three-month period ended December 31, 2000 increased 47% to $20.6 million from $14.0 million in the year-ago quarter. During the quarter, the number of minutes of voice and data traffic transported over the Company's communications network increased 52% from the year-ago period to 214.8 million minutes. Broadband service revenues generated primarily from high capacity data transport services during the period were $0.6 million, a 114% increase from the $0.3 million reported in the year-ago quarter ended December 31, 1999. The Company reported a gross loss of $0.1 million as it added network capacity in advance of sales to enable growth in broadband and voice services.

Novo Networks' negative EBITDA for the second quarter was $7.8 million, reflecting higher operating expenses due to the Company's growth and investments in building its network. The Company reported a net loss applicable to common stockholders of $22.3 million, or $0.43 per share, compared to a net loss of $8.8 million, or $0.20 per share, in the second quarter of fiscal 2000. The net loss includes reorganization and restructuring charges of $4.3 million relating to the consolidation of the assets, network and management of its wholly-owned operating subsidiaries into a single company, as well as to discontinued operations. The net loss also includes other non-cash items including depreciation and amortization of approximately $6.5 million, equity losses in affiliates of

                                     -more-
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NOVO NETWORKS REPORTS SECOND QUARTER RESULTS, 2/14/01                     PAGE 2


approximately $1.3 million and imputed preferred dividends of $2.3 million. The weighted average number of shares outstanding for the second quarters of fiscal 2001 and 2000 were 52,121,108 and 44,309,461, respectively, and reflect the issuance of shares pursuant to acquisitions and financings completed last year.

Jeffrey A. Marcus, Chairman and Chief Executive Officer of Novo Networks, commented, "In its first full quarter as a unified operating Company, Novo Networks made significant progress toward building the infrastructure to better and more quickly scale our business. We built a broadband sales team of nearly 20 sales executives to develop our broadband business, aligned our Company with top-tier network equipment vendors and put in place a marketing strategy from which to grow our client base going forward.

"Importantly, revenues from higher-margin broadband services, one of the fastest growing sectors of our business, were up 114% on a year-over-year basis from the year-ago quarter, reflecting early success in our efforts to grow this key part of our business."

Revenues for the six-month period ended December 31, 2000 increased 73% to $39.2 million from $22.7 million in the six-month period ended December 31, 1999. For the First six months of fiscal 2001, the number of minutes of voice and data traffic transported over the Company's communications network increased 76% to 384.1 million minutes, compared to 218.4 million minutes in the first six months of fiscal 2000. Broadband service revenues during the period rose to $1.4 million, a 381% increase from the $0.3 million reported in the year-ago six month period ended December 31, 1999. The Company achieved a gross profit of $1.2 million during the six months ended December 31, 2000.

For the first six months of fiscal 2001, the Company's negative EBITDA was $13.3 million, reflecting higher operating expenses due to the Company's growth and investments in building its network. After reorganization and restructuring charges of $4.3 million and other non-cash items including depreciation and amortization of approximately $12.9 million, equity losses in affiliates of approximately $5.4 million and imputed preferred dividends of $2.3 million, the Company reported a net loss available to common stockholders of $38.5 million, or $0.74 per share, compared to a net loss of $12.1 million, or $0.40 per share, in the comparable fiscal 2000 period. The weighted average number of shares outstanding for he first six months of fiscal 2001 and 2000 were 52,055,335 and 30,428,396, respectively, and reflect the issuance of shares pursuant to acquisitions and financings completed last year.

                                     -more-
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NOVO NETWORKS REPORTS SECOND QUARTER RESULTS, 2/14/01                    PAGE 3


Mr. Marcus continued, "During the quarter, the Company received approval for listing on the Nasdaq National Market(R) under the ticker symbol "NVNW." Listing on Nasdaq will broaden our opportunities for growth and support our goal of increasing shareholder value as we build out our broadband network and service platform."

ABOUT NOVO NETWORKS (http://www.novonetworks.net/)

Novo Networks provides integrated communications solutions to bandwidth-intensive businesses over a global, high-capacity network built on fiber-optic and packet switching technologies. The network presently reaches 35 domestic and 4 international cities in North America, Europe, the Middle East and Mexico. Services include voice and data transport, Internet access, co-location and other value-added communication services. Novo Networks also has significant equity stakes in emerging communications companies including PhoneFree.com, ORB, Inc. and Lineabox, among others.

The statements in this press release which are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties which could cause actual results to differ materially from management's expectations. Such risks and uncertainties include, but are not limited to, the risks of integrating our operating companies and financing and managing our rapid growth, as well as the risks detailed in our filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading "Risk Factors" in our most recent Annual Report on Form 10-K. Novo Networks, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

                     (tables and supplemental data follow)
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NOVO NETWORKS REPORTS SECOND QUARTER RESULTS, 2/14/01                    PAGE 4


                              NOVO NETWORKS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                                    DECEMBER 31,                  DECEMBER 31,
                                                2000           1999           2000           1999
                                            ------------   ------------   ------------   ------------

Revenues                                    $ 20,593,654   $ 13,986,119   $ 39,190,681   $ 22,661,838

Direct costs                                  20,692,793     13,030,262     38,034,125     21,759,782
                                            ------------   ------------   ------------   ------------

Gross profit (loss)                              (99,139)       955,857      1,156,556        902,056

Selling, general and
  administrative expenses                      7,725,890      6,086,722     14,438,052      7,405,399
                                            ------------   ------------   ------------   ------------
EBITDA                                        (7,825,029)    (5,130,865)   (13,281,496)    (6,503,343)
                                            ------------   ------------   ------------   ------------

Restructuring charge                           4,325,451             --      4,325,451

Stock-based compensation                         134,542      1,175,771        565,958      1,175,771
Deprecation and amortization                   6,471,673      1,276,283     12,940,608      1,773,638
                                            ------------   ------------   ------------   ------------

Loss from operations,
  before other (income) and expense          (18,756,695)    (7,582,919)   (31,113,513)    (9,452,752)

Other (income) expenses:
  Interest (income) expense, net                (148,270)        78,831       (454,325)       598,062
  Write-off of unamortized debt discount              --             --             --        917,615
  Equity in losses of affiliates               1,341,585         13,089      5,412,574         31,819
  Foreign currency (gain) loss                    25,026          4,470         22,181         (2,032)
  Other                                           19,989          7,662         95,020          1,074
                                            ------------   ------------   ------------   ------------
                                               1,238,330        104,052      5,075,450      1,546,538
                                            ------------   ------------   ------------   ------------


Net loss                                     (19,995,025)    (7,686,971)   (36,188,963)   (10,999,290)

Imputed preferred dividend                    (2,299,750)    (1,115,943)    (2,299,750)    (1,115,943)
                                            ------------   ------------   ------------   ------------

Net loss available to common
  Shareholders                              $(22,294,775)  $ (8,802,914)  $(38,488,713)  $(12,115,233)
                                            ============   ============   ============   ============

Net loss per share (basic &
  diluted)                                  $      (0.43)  $      (0.20)  $      (0.74)  $      (0.40)
                                            ============   ============   ============   ============

Weighted average number of
  Shares outstanding (basic & diluted)        52,121,108     44,309,461     52,055,335     30,428,396
                                            ============   ============   ============   ============

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